Exhibit 23.4

CONSENT OF RBC CAPITAL MARKETS, LLC

Bridge Bancorp, Inc.

2200 Montauk Highway

Bridgehampton, NY 11932

The Board of Directors:

We understand that Bridge Bancorp, Inc. (the “Company”) has determined to include our opinion letter (“Opinion”), dated December 12, 2014, to the Board of Directors of the Company in its Registration Statement on Form S-4 solely because such Opinion is included in the Company’s Joint Proxy Statement/Prospectus which forms a part of the Registration Statement on Form S-4 to be delivered to the Company’s stockholders in connection with the proposed merger involving the Company and Community National Bank.

In connection therewith, we hereby consent to the inclusion of our Opinion as Appendix C to, and references thereto under the headings “Questions and Answers about the Merger and the Shareholder Meetings—The Bridge Bancorp Annual Meeting”, “Summary—The Merger—Opinion of RBC Capital Markets, LLC as Bridge Bancorp’s Financial Advisor”, “Risk Factors—The Opinions of the Financial Advisors of Bridge Bancorp and CNB Will Not Reflect Changes in Circumstances Between Signing the Merger Agreement and the Merger”, “The Merger and the Merger Agreement—Background of the Merger”, “The Merger and the Merger Agreement—Recommendation of the Bridge Bancorp Board of Directors and Reasons for the Merger” and “The Merger and the Merger Agreement—Fairness Opinion of RBC as Bridge Bancorp’s Financial Advisor” in the Joint Proxy Statement/Prospectus which form a part of, the Registration Statement.  By giving such consent, we do not thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “expert” as used in, or that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/S/ RBC CAPITAL MARKETS, LLC
RBC CAPITAL MARKETS, LLC

March 17, 2015